Exhibit 10(a)






                         AGREEMENT OF PURCHASE AND SALE


                                     BETWEEN


      CONNECTICUT GENERAL REALTY INVESTORS III LIMITED PARTNERSHIP, SELLER


                                       AND


                          TGM REALTY CORP #6, PURCHASER




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                                TABLE OF CONTENTS




                                                                           Page


 Article 1               Property                                            1

 Article 2               Purchase Price and Deposits                         3

 Article 3               Failure to Close                                    4
      3.1                Purchaser's Default                                 4
      3.2                Seller's Default                                    5

 Article 4               Closing and Transfer of Title                       6
      4.1                Closing                                             6
      4.2                Closing Procedure                                   7
      4.3                Purchaser's Performance                             9
      4.4                Evidence of Authority; Miscellaneous                9
      4.5                Possession                                         10
      4.6                Seller's Debts                                     10
      4.7                Pre-Closing Preparation of Documents               11
      4.8                Title Policy                                       11

 Article 5               Prorations of Rents, Taxes, Etc.                   11

 Article 6               Purchaser Inspections and Contingencies            15
      6.1                Document Inspection                                15
      6.2                Physical Inspection                                15
      6.3                Feasibility Period                                 17
      6.4                Survey Contingency                                 17
      6.5                Title Contingency                                  20
      6.6                Same Condition at Closing                          22

 Article 7               Loss due to Casualty or Condemnation               22
      7.1                Loss due to Condemnation                           22
      7.2                Loss due to Casualty                               23

 Article 8               Maintenance of the Property, Etc.                  26
      8.1                Maintenance of Property                            26
      8.2                Operations Prior to Closing                        27
      8.3                Conditions to Closing                              30

 Article 9               Broker                                             30

 Article 10              Representations and Warranties                     31
      10.1               Limitations on Representations and Warranties      31
      10.2               Representations and Warranties of Seller           32
      10.3               Seller's Knowledge                                 37
      10.4               Survival                                           37
 Article 11              Liability of Seller                                38



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                          TABLE OF CONTENTS (Continued)




                                                                           Page

 Article 11              Liability of Seller                                38

 Article 12              Assignment                                         39

 Article 13              Notices                                            40

 Article 14              Expenses                                           42

 Article 15              Escrow                                             42

 Article 16              Miscellaneous                                      47
      16.1               Successors and Assigns                             47
      16.2               Gender                                             47
      16.3               Captions                                           47
      16.4               Construction                                       47
      16.5               Entire Agreement                                   47
      16.6               Recording                                          48
      16.7               No Continuance                                     48
      16.8               Time of Essence                                    48
      16.9               Original Document                                  48
      16.10              Governing Law                                      48
      16.11              Acceptance of Offer                                49
      16.12              Confidentiality                                    49
      16.13              Surviving Covenants                                49
      16.14              Approval                                           50
      16.15              Invalidity                                         50
      16.16              Exhibits                                           50
      16.17              No Third Party Beneficiary                         50
      16.18              Litigation                                         51
      16.19              Further Assurances                                 51
      16.20              Business Days                                      51


                         Exhibit A - Description of Land
                         Exhibit B - Act of Cash Sale
                         Exhibit C - Bill of Sale and General Assignment Exhibit D - Assignment of Leases
                         Exhibit E - Form of Seller's Affidavit of
                                       Non-Foreign  Status
                         Exhibit F - List of Due Diligence Items
                         Exhibit G - Pending Litigation
                         Exhibit H - Rent Roll
                         Exhibit I - List of Contracts
                         Exhibit J - Personal Property





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                         AGREEMENT OF PURCHASE AND SALE
                          STONEBRIDGE MANOR APARTMENTS
                                GRETNA, LOUISIANA


         THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made by and between Connecticut General Realty Investors III Limited Partnership, a Connecticut limited partnership ("Seller"), and TGM Realty Corp. #6, a Delaware corporation ("Purchaser"), as of October 22, 1997.

                                   Article I.
                                    Property

         Seller hereby agrees to sell, and Purchaser hereby agrees to buy, all of the following property: (a) a parcel of real property (the "Land"), located in the Parish of Jefferson, State of Louisiana, more particularly described on Exhibit A attached to this Agreement, together with all rights, ways, privileges, servitudes and advantages thereunto belonging or in anywise appertaining, including, without limitation, any and all rights of Seller in and to all oil, gas and other minerals and mineral rights, air rights, roads, alleys, easements, streets and ways adjacent to the Land and rights of ingress or egress thereto; (b) the buildings and other improvements located on the Land, being a 264-unit residential apartment complex generally known as "Stonebridge Manor Apartments" (the "Improvements"); (c) all tenant leases, licenses and other occupancy agreements relating to the Improvements or the Land (collectively, the "Leases") and all security deposits paid or deposited by tenants under any Leases(individually, a "Tenant" and collectively, the "Tenants") (the Land, Improvements, and Leases are referred to herein,



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collectively,  as the "Real Property");  (d) all fixtures,  equipment, and other personal property (both tangible and intangible)owned by Seller and placed on, contained in or related exclusively to the Land or Improvements now or before Closing, but specifically excluding the movable maintenance shed located on such land (the "Personal Property") , (e) to the extent assignable by Seller, all of Seller's rights in and to all contractual rights, obligations and intangibles with respect to the operation, maintenance, repair and improvement of the Land and Improvements, including, without limitation, any service and maintenance agreements applicable thereto, other than the property management agreement (which shall be terminated), but also including, to the extent assignable by Seller, all construction, material and labor contracts and other contracts, all to the extent designated by the provisions of this Agreement (collectively, the "Contracts"); (f) to the extent assignable by Seller, all governmental permits, licenses, certificates and approvals in connection with the ownership of the Property (collectively, the "Licenses"); (g) to the extent assignable by Seller, all warranties of any contractor, manufacturer or materialman; (h) all of Seller's interest in the right to the use of the trade name "Stonebridge Manor Apartments" in connection with the Property, and all logos, if any, associated therewith (collectively, the "Trade Name"); (i) to the extent assignable by Seller, all of Seller's interest in the right to the use of all telephone numbers used by Seller at the Property; and (j) if and to the extent provided in this Agreement, all rights to any award made or to be made or settlement in lieu thereof for damage to the Land or Improvements by reason of condemnation, eminent domain, exercise of policy power or change of grade of any street (collectively, the Real Property, the Personal Property, and all of the foregoing items are sometimes referred to herein as the "Property").




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                                   Article II.
                           Purchase Price and Deposits

         The purchase price which the Purchaser agrees to pay and the Seller agrees to accept for the Property shall be the sum of Nine Million Eight Hundred Thousand Dollars ($9,800,000) (hereinafter referred to as the "Purchase Price"), subject to adjustment as provided in Article V hereof, payable as follows:

              (a) An earnest money deposit (the "Earnest Deposit") of One Hundred Fifty Thousand Dollars ($150,000), in cash, which has been previously deposited with Chicago Title Insurance Company (the "Title Company");

              (b) An additional earnest money deposit (the "Additional Deposit") of One Hundred Thousand Dollars ($100,000), in cash, to be deposited by Purchaser with the Title Company, upon the execution of this Agreement, such amount to be held in escrow by the Title Company in accordance with Article XV hereof (the Earnest Deposit and the Additional Deposit, together with interest thereon, will be referred to hereinafter, collectively, as the "Deposit"); and

              (c) The balance of the Purchase Price shall be paid at time of Closing by Federal wire transfer.

         The Deposit shall be paid to Seller at the Closing as a credit against the Purchase Price. Purchaser shall provide the Title Company with its tax



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identification number, and all interest shall be for Purchaser's account for tax purposes.

         The Deposit shall be held by the Title Company pursuant to the provisions of Article XV hereof, which provisions shall, upon the execution and delivery of this Agreement by all parties hereto, be deemed to supersede and replace in their entirety the provisions of that certain Escrow Agreement dated as of August 27,1997 among Purchaser, Seller and the Title Company.

                                  Article III.
                                Failure to Close

         3.1 Purchaser's Default. If Seller has complied with all of the covenants and conditions contained herein and is ready, willing and able to convey the Property in accordance with this Agreement and Purchaser fails to consummate this Agreement and take title as a result of Purchaser's default or failure to otherwise perform Purchaser's obligations under this Agreement, then the parties hereto recognize and agree that the damages that Seller will sustain as a result thereof will be substantial, but difficult if not impossible to ascertain. Therefore, the parties agree that, in the event of such failure or default of Purchaser, Seller shall, as its sole remedy, be entitled to retain the Deposit as liquidated damages, and neither party shall have any further rights or obligations with respect to the other under this Agreement, except for the Surviving Covenants (hereinafter defined). Purchaser recognizes that the Property will be removed by Seller from the market during the existence of this Agreement and that if the purchase and sale which is the subject of this Agreement is not consummated because of a default or failure to perform by Purchaser, Seller shall be entitled to



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compensation  for  such  detriment,   and  the  Deposit  as  liquidated  damages
represents a bona fide good faith estimate of the damages that Seller would suffer in such event. The parties agree that the Deposit as liquidated damages shall be the sole and exclusive relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Purchaser's default under this Agreement.

         3.2 Seller's Default. In the event that Seller fails to perform or breaches its obligations set forth herein, or if any of the representations or warranties made herein by Seller are untrue, then Purchaser shall have the right only (i) to terminate this Agreement by giving written notice thereof to Seller and the Title Company, in which event the Deposit shall be returned promptly to Purchaser, and thereupon this Agreement shall terminate and be of no further force or affect, and neither Seller nor Purchaser shall have any further rights, duties, liabilities or obligations one to the other hereunder (other than the Surviving Covenants) or (ii) to sue Seller for specific performance of its obligations under this Agreement; which remedies set forth in the foregoing clauses (i) and (ii) shall be in lieu of any other rights and remedies of Purchaser, including, without limitation, any rights or claims for damages; provided, however that notwithstanding the foregoing, in the event of a misrepresentation by Seller, or if the remedy of specific performance is not available to Purchaser, then Purchaser shall have the right to sue Seller for the actual but not consequential damages suffered by Purchaser. If Purchaser consummates the transaction contemplated by this Agreement, it shall be conclusively deemed to have waived any breach by Seller of any covenant, representation or warranty under this Agreement of which



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Purchaser  had actual  knowledge  prior to the Closing.  The  provisions of this
Section 3.2 shall survive the Closing.


                                   ARTICLE IV
                          Closing and Transfer of Title

         4.1 Closing. The parties hereto agree to conduct a closing of this sale (the "Closing")at such time and date, which shall be in no event earlier than October 10, 1997 or later than October 23, 1997, as Purchaser shall designate in writing in a notice to Seller of the time and date of Closing (given at least ten (10) days prior to the Closing) (the actual date of such closing, the "Closing Date") in the offices of Lemle & Kelleher, L.L.P., New Orleans, Louisiana, or at such other place as may be agreed upon by the parties hereto. This Agreement shall terminate if transfer of title is not completed by October 23, 1997 (unless such failure to close is due to Seller's default, the date for Closing is extended pursuant to any provision hereof, including, without limitation, the matters described in Sections 6.3, 6.4 and 6.5 hereof, or the date for Closing is extended by agreement of the parties in their discretion, which agreement shall be confirmed in writing).

         4.2 Closing Procedure. Seller shall execute, cause to be acknowledged (where appropriate), and deliver or cause to be delivered to Purchaser or its permitted assignee or the Title Company, as the case may be, the following documents and instruments, dated as of the Closing Date (unless otherwise specified herein) at the Closing: (a) an Act of Cash Sale, in the form attached hereto as Exhibit B, proper for recording, conveying the Real Property to Purchaser, subject, however, only to (i) restrictions and



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exceptions  to title  created  prior to Seller's  ownership  of the Property and restrictions and exceptions to title created by Seller from and after Seller's ownership in the Property which are reported in the Title Commitment (defined in
Section 6.5) or shown on the Survey (as defined in Section 6.4) and either approved or deemed approved by Purchaser or as to which objection has been waived by Purchaser (it being understood that nothing in this Agreement shall be construed as a covenant or obligation of Seller to remove or clear any encumbrance, restriction or exception to title, except (1) those relating to the Hibernia Loan (hereinafter defined) or any other debts of Seller that constitute a lien on or security interest in the Property, (2) any and all mechanic's and materialmen's liens, (3) any title exception caused by or arising from a default by Seller under this Agreement, (4) Regulatory Agreement and Declaration of Restrictive covenants registered in Jefferson Parish in COB 1039, folio 223 and recorded in MOB 868, folio 393 on 12/30/82, entry No. 104239, and (5) items 2 through 4, 6 through 9 and 12 and 13 of Schedule B - Section I and items 1, 2 and 3 of Schedule B - Section II of the Title Company's Commitment for Title Insurance No. 97-3100 dated August 28, 1997 and captioned "Second Amended and Superseding Commitment issued this 3rd day of October, 1997", and Seller shall cause the matters described in the foregoing clauses (1) through (5) to be (x) omitted from the Title Policy, as hereinafter defined, (y) terminated or
discharged  of  record  if  recorded,   and  (z)  satisfied  if  constituting  a
"Requirement"  of the Title  Company),  (ii) taxes not yet due and payable,  and
(iii) the rights of Tenants as tenants only, at the time of Closing; (b) a Bill of Sale and General Assignment in the form attached hereto as Exhibit C, dated as of the date of Closing conveying to Purchaser any and all Personal Property (which shall include, but shall not be limited to, all Personal Property indicated on the Schedule of Personal Property attached hereto as Exhibit J) and assigning to Purchaser all



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Contracts,  intangible,  Licenses,  warranties  and  guaranties  referred  to in
Article I; (c) an Assignment of Leases in the form attached hereto as Exhibit D, dated the date of Closing, assigning all of the landlord's right, title and interest in and to all Leases; (d) to the extent in Seller's possession, the originals of all Leases; (e) an updated Rent Roll, in the form of the Rent Roll previously delivered to Purchaser by Seller, dated within three (3) days prior to the Closing and certified by Seller to be true and correct as of the date thereof; (f) an affidavit that Seller is not a "foreign person" in the form attached as Exhibit E; (g) a master key or duplicate key and any and all combinations for all locks in the Improvements; and (h) to the extent in the possession of Seller or Seller's property management company, all maintenance records pertaining exclusively to the Property; (i) to the extent in Seller's possession, originals of all Contracts, the originals of all Licenses and the originals of all instruments of warranty or guaranty being assigned pursuant to the aforedescribed Bill of Sale and General Assignment; (j) to the extent in Seller's possession, all plans, specifications, mechanical, electrical and plumbing layouts, operating manuals, purchase orders, brochures, marketing materials, advertisements, Tenant lease files, and other files and records in the possession of Seller or its managing agent and utilized exclusively in connection with the on-site operation and maintenance of the Property; (k) current tax bills and, if in Seller's possession, tax bills for the three prior calendar years and utility bills for the year preceding the Closing Date; (l) a certificate from Seller as to whether any proceeding for the reduction of real or personal property taxes is on-going with respect to the Property as of the Closing Date; (m) any other instruments specifically referred to in this Agreement; (n) a letter to each Tenant in the form of Exhibit K hereto, which shall be delivered to the Tenants by Purchaser (the "Tenant Notice Letter"); and
(o) certificates and affidavits as to facts



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within the knowledge of Seller relevant to the due performance by Seller of its obligations hereunder.

         4.3 Purchaser's Performance. At the Closing, Purchaser will cause the Purchase Price to be delivered to Seller, and will execute and deliver the Assignment of Leases, the Bill of Sale and General Assignment and the Tenant Notice Letters.

         4.4 Evidence of Authority; Miscellaneous. Both parties will deliver to the Title Company and prior to and at the Closing, such evidence or documents as may reasonably be required by the Title Company or either party hereto evidencing the power and authority of Seller and Purchaser and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required hereunder in connection with the sale of the Property. Both parties will execute and deliver or cause to be delivered such other documents as are reasonably required to effect the intent of this Agreement.

         4.5 Possession. As a simultaneous condition of Purchaser's obligations at the Closing, possession of the Property, in accordance with this Agreement, shall be delivered to Purchaser.

         4.6.                    Seller's Debts.
Notwithstanding anything contained in this Agreement to the contrary, in no event shall any lien which secures a debt of Seller which encumbers the Property (including, but not limited to any UCC filings) be deemed a permitted exception to title whether or not objected to by Purchaser in writing, and Seller shall pay or discharge all such monetary liens at or prior to Closing.



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          Seller shall  specifically  pay and cause to be discharged at Closing,
(which may be paid from the proceeds of the Purchase Price) that certain $5,300,000 mortgage loan (the "Hibernia Loan") to Hibernia National Bank ("Hibernia"), which loan is secured by, among other things, a Loan Agreement, a Mortgage and Security Agreement and an Assignment of Leases and Rentals, all dated March 29, 1995, from Seller in favor of Hibernia (all such documents and instruments encumbering the Property and relating to the Hibernia Loan, whether or not specifically referenced herein, are collectively referred to herein as the "Hibernia Security Documents").

         4.7 Pre-Closing Preparation of Documents. Seller shall deliver to Alan Linder all Closing documents to be prepared by Seller and signed by Purchaser not less than five (5) days prior to the Closing Date.

         4.8 Title Policy. It shall be a condition to Purchaser's obligation to close this transaction that, at Closing, the Title Company deliver to Purchaser an ALTA owner's title insurance policy (10/17/92) in the form annexed hereto as Exhibit L (the "Title Policy"), which shall (i) be effective and enforceable as of the Closing, (ii) insure Purchaser in the full amount of the Purchase Price,
(iii) not contain any exceptions except as set forth in Exhibit L and , (iv) contain the affirmative insurance and endorsements set forth in Exhibit L.

                                   Article V.
                        Prorations of Rents, Taxes, Etc.

         Real estate taxes for 1997 shall be prorated as of the date of Closing either using actual tax figures or, if actual figures are not available, then



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using  as a basis  for said  proration  the most  recent  assessed  value of the
Property multiplied by the current tax rate, with a subsequent cash adjustment to be made between Purchaser and Seller when actual tax figures are available and payment shall be promptly made by either party owing same based on such adjusted proration. If after Closing, real estate taxes are payable with respect to any period prior to Closing, then Seller shall be obligated to pay such taxes. Personal property taxes, annual permit or inspection fees and sewer charges shall also be prorated as of the date of Closing. Rents that have been collected for the month of the Closing will be prorated at the Closing, effective as of the date of the Closing. After the Closing, Purchaser will assume full responsibility for all security deposits and advance rental deposits of current Tenants of the Real Property held by Seller at the Closing, to the extent such deposits are itemized by Seller and transferred and paid over to Purchaser at the Closing pursuant to next paragraph of this Article V. With regard to rents that are delinquent as of the date of the Closing, no proration will be made at the Closing. Purchaser will apply all rents collected by Purchaser first to all rents first payable by the Tenants after the Closing, then to rents for the month in which Closing occurs (prorated between Seller and Purchaser as of the date of Closing), and the excess amount, if any, shall be applied to the delinquent rent owed to Seller. Rents collected by Purchaser after the Closing Date, to which Seller is entitled hereunder, if any, as set forth above, shall be promptly paid to Seller. Rents collected by Seller subsequent to the Closing Date, if any, shall be promptly turned over to Purchaser in whole, to be applied by Purchaser as set forth above. It is agreed that Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Seller shall not commence any action against any Tenant after the Closing for past due rents, and Seller shall, effective as of the



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Closing,  terminate  any  litigation  against any Tenant which is on-going as of such date.

         As of the Closing Date, Purchaser shall be entitled to a credit against the Purchase Price for any tenant security deposits (including any pet and/or cleaning deposits) and accrued interest to which Tenants are entitled pursuant to the Leases or law which are to be assigned to Purchaser at the Closing.

         Final readings on all gas, water, sewer and electric meters and any fuel tanks shall be made as of the Closing Date, if possible. If reading is not possible as of the Closing Date, a reading shall be obtained as of a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Purchaser, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish any such prior reading, Purchaser shall obtain a reading within thirty (30) days after the Closing Date, or soon as possible thereafter, which shall be apportioned on a per diem basis from the date of the reading taken immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing. Any deposits made by Seller with utility companies shall be returned by the utility companies to Seller without proration by the parties. Purchaser shall be responsible for making all arrangements for the continuation of utility services.

         Seller and Purchaser shall apportion as of the Closing Date all amounts paid or payable in respect of any Contract assigned to Purchaser pursuant to



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the  aforedescribed  Bill of Sale  and  General  Assignment,  including  but not limited to, any up-front "bonus" payments made in consideration of entering into any Contract (which up-front "bonus" payments, if any, shall be prorated based upon the unexpired term of the Contract).

         Except as expressly set forth in this Agreement, the customs of the Parish in which the Property is located shall govern prorations.

         If the foregoing prorations result in a payment due Purchaser, then the portion of the Purchase Price payable at Closing shall be reduced by such sum. If such prorations result in a payment due Seller, then the same shall be paid to Seller in addition to the portion of the Purchase Price payable at Closing. All prorations and made pursuant to this Article V shall be made as of 12:01 AM on the Closing Date. The parties hereto shall endeavor to prepare a schedule of prorations no less than five (5) days prior to Closing.

         All items that are not subject to an exact determination shall be estimated by the parties. When any item so estimated is, after the Closing, capable of exact determination, the party in possession of the facts necessary to make the determination shall send the other party a detailed report on the exact determination so made and the parties shall adjust the prior estimate within thirty (30) days after both parties have received said reports. The parties hereto shall correct any errors in prorations as soon after the Closing as amounts are finally determined.

         Notwithstanding the above, all post-Closing prorations, adjustments and corrections shall be deemed final on the date that is one year from the Closing Date.



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         The provisions of this Article V shall survive the Closing.

                                   ARTICLE VI.
                     Purchaser Inspections and Contingencies

         6.1 Document Inspection. Purchaser acknowledges receipt of the items relating to the Real Property listed on Exhibit F attached hereto, which Purchaser shall review during the Feasibility Period.

         Purchaser agrees that if for any reason the Closing is not consummated, Purchaser will immediately return to Seller all materials furnished to Purchaser pursuant to this Section 6.1.

         6.2 Physical Inspection. In addition to the items described in Section 6.1, Seller will make the Property available for inspection by Purchaser, and Purchaser may, before the end of the Feasibility Period, at Purchaser's risk, conduct an engineering and/or market and economic feasibility study of the Property and undertake such physical and environmental inspection of the Property as Purchaser deems appropriate, including, but not limited to, soil borings, samplings and other tests and engineering inspections as Purchaser deems necessary to determine the physical condition of the Property, including but not limited to whether any Hazardous Materials (as hereinafter defined) exist at the Property, and, if so, to determine the appropriate manner and cost of removal or other corrective measures with respect to the same, and an inspection of all books and records and financial information pertaining thereto. During the Feasibility Period, Seller shall cooperate with Purchaser in its inspection of the Property and Purchaser shall use good faith efforts to minimize any disruption of a interference with the operation of the Property and the use and enjoyment of the Property by Tenants. Such inspections shall be conducted at reasonable times upon reasonable oral or written notice to Seller's property manager. Seller shall have the right to designate a representative to accompany Purchaser's employees, agents, and independent contractors on any such inspections.

         Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller harmless against all liabilities, obligations, claims (including mechanic's lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon, incurred by or asserted against Seller in connection with or arising out of the entry upon the Real Property before Closing by Purchaser's employees, agents or independent contractors and the actions of such persons on the Real Property at any time before Closing. In the event any part of the Property is damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees in the event its purchase hereunder is not consummated, to make such additional payments to Seller as may be reasonably required to return the Property to its condition immediately prior to such damage or excavation or, at Seller's option, to cause such work to be done. Notwithstanding any provision to the contrary herein, the indemnity which is the subject of this paragraph shall not cover or apply to any already existing Hazardous Materials situated on or about the Property or any damages or liability arising therefrom unless such damage results from the gross negligence and/or willful conduct of Purchaser or its agents. Purchaser's obligations under this subparagraph shall survive the expiration or termination of this Agreement, and shall survive Closing.

         6.3. Feasibility Period. Purchaser shall have a period (the "Feasibility Period") ending on September 26, 1997 to conduct its inspection of the documents delivered in accordance with Section 6.1 and to conduct the physical inspections of the Property as set forth in Section 6.2. On or before the last day of the Feasibility Period, if Purchaser, in Purchaser's sole judgment, shall find such documents or inspections to be unsatisfactory for any reason whatsoever or for no reason, Purchaser may, in its sole discretion without obligation to specify which aspect of its documents or inspections was unsatisfactory, terminate this Agreement by providing a written notice to Seller so providing. Upon receipt of such notice, this Agreement shall terminate and the Title Company shall return the Deposit to Purchaser, and thereupon neither party shall have any obligation to the other, except for the Surviving Covenants. If Purchaser delivers no notice of termination as provided herein on or before the end of the Feasibility Period, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to Section 6.3, and this Agreement shall continue unmodified and in full force and effect.

         6.4. Survey Contingency. Purchaser's obligation to purchase the Property is subject to its receipt, on or before October 1, 1997, of a survey of the Real Property by a registered surveyor (the "Survey"). The Survey shall show the location of all improvements, structures, driveways, parking areas, easements, rights of way, and any encroachments and shall specify whether the Property is within the 100 year flood plain or flood way. The Survey shall further set forth a legal description of the boundaries of the Real Property in accordance with local practices.

         Notwithstanding the immediately following paragraph or any other provision in this Agreement to the contrary, if Purchaser, in Purchaser's sole and exclusive determination, is dissatisfied with the Survey or the matters disclosed thereby, Purchaser may, by notice given to Seller at any time or before October 23, 1997, which notice need not specify the particularities of such dissatisfaction, elect to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser and thereupon, the parties hereto shall have no further liabilities to each other except for the Surviving Covenants.

         In addition to and not in limitation of the preceding sentence, Purchaser shall have until October 23, 1997 to object in writing to the Survey, including any objection to the boundaries set forth in the Survey and to the legal description. This contingency shall be deemed waived if Purchaser does not give written notice of Purchaser's objection on or before such date. Any such written notice shall state all of Purchaser's objections with specificity. If within five (5) days after receipt of such notice, Seller fails to give written notice to Purchaser in which Seller agrees to cure and remedy all such objections before Closing, then Purchaser may either (i) terminate this Agreement by giving written notice thereof to Seller within five (5) additional days, in which event the Deposit shall be promptly returned to Purchaser, and, thereupon, the parties shall have no further liabilities to each other except for the Surviving Covenants, or (ii) waive any such objection(s)(other than objections Seller is required to cure pursuant to Section 4.2 (a) hereof), in which event this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if Purchaser fails to do either (i) or (ii) above within said five (5) additional days, then this Agreement will automatically terminate, in which event the Deposit will be promptly returned to Purchaser and thereupon the parties will have no further obligations hereunder except for the Surviving Covenants. If Seller gives such notice agreeing to cure (it being acknowledged that Seller has no duty to cure such objections, except as set forth in Section 4.2(a) hereof) and if Seller cures such objections on or before October 23, 1997, or, if such objections are such that they cannot be cured before such date and Seller has commenced curing such objections and thereafter diligently proceeds to perfect such cure (but in no event beyond forty-five (45) days unless agreed to by Purchaser), then this Agreement shall continue in force and effect, and the Closing Date shall be adjusted accordingly. If Seller is unable to, or chooses not to, cure such objections within the time permitted (except for objections Seller is obligated to cure under Section 4.2 hereof), then Purchaser may elect to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser, and, thereupon, neither party shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive any and all such objections that Seller is unable to or chooses not to cure, and upon receipt by Seller of such waiver from Purchaser within ten (10) days of notice from Seller that it is unable or chooses not to cure such objections, this Agreement shall remain in full force and effect with no reduction in the Purchase Price as to such waived objections.

         If  requested  by Seller,  Purchaser  will  confirm in writing  whether
Purchaser  has waived its rights to terminate  this  Agreement  pursuant to this
Section 6.4.

         6.5. Title Contingency. Notwithstanding the following provisions of this Section 6.5 or any other provision in this Agreement to the contrary, if Purchaser, in Purchaser's sole and exclusive determination, is dissatisfied with the title insurance commitment described in Section 4.2 hereof or any revision thereto (the "Title Commitment"), Purchaser may, by notice given to Seller at any time on or before October 23, 1997, which notice need not specify the particularities of such dissatisfaction, elect to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser and, thereupon, the parties hereto shall have no further liabilities to each other except for the Surviving Covenants. In addition to and not in limitation of the preceding sentence, Purchaser shall have until October 23, 1997 to state any objections in writing. This contingency shall be deemed waived if Purchaser does not give such written notice of objection on or before such date. Such written notice of objection shall state all of Purchaser's objections with specificity. If, within five (5) days after receipt of such Notice, Seller fails to give written notice to Purchaser in which Seller agrees to cure and remedy all such objections before Closing, then Purchaser may either (i) terminate this Agreement by giving notice thereof to Seller within five (5) additional days, in which event the Deposit shall be promptly returned to Purchaser and, thereupon, the parties shall have no further liabilities to each other except for the Surviving Covenants, or (ii) waive any such objection(s) (other than objections Seller is required to cure pursuant to Section 4.2 (a) hereof), in which event this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if Purchaser fails to do either (i) or (i) above within said five (5) additional days, then this Agreement will automatically terminate and the parties shall have no further obligations to one another except for the Surviving Covenants. If Seller gives such notice agreeing to cure (it being acknowledged that Seller has no duty to cure such objections, except as set forth in Section 4.2(a) hereof), and if Seller cures such objections on or before October 23, 1997, or, if such objections are such that they cannot be cured before such date and Seller has commenced curing such objections and thereafter diligently proceeds to perfect such cure (but in no event beyond 45 days), then this Agreement shall continue in full force and effect and the Closing Date shall be adjusted accordingly. If (except for objections Seller is obliged to cure under Section 4.2 hereof) Seller is unable or chooses not to cure such objections within the time permitted, then Purchaser may elect to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser, and thereupon, neither party shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive any or all such objections that Seller is unable or chooses not to cure, and upon receipt by Seller of such waiver from Purchaser within ten (10) days after receipt of a notice that Seller is unable or chooses not to cure such objections, this Agreement shall remain in full force and effect with no reduction in the Purchase Price as to such waived objections.

         If  requested  by Seller,  Purchaser  will  confirm in writing  whether
Purchaser  has waived its rights to terminate  this  Agreement  pursuant to this
Section 6.5.

         6.6 Same Condition at Closing. It shall be a condition precedent to Purchaser's obligations to close the transaction which is the subject of this Agreement that the Improvements be in substantially the same physical condition at Closing as they are at the end of the Feasibility Period, subject to Article VII and Article VIII hereof, and subject to reasonable wear and tear.

                                  Article VII.
                      Loss due to Casualty or Condemnation

         7.1 Loss due to Condemnation. If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or give any notice of intent to institute such proceeding with regard to the Land or Improvements, and the same is not dismissed in a final determination for which all appeal periods have passed on or before ten (10) days prior to the Closing Date set forth in this Agreement, then Seller shall, upon becoming aware of same, promptly notify Purchaser thereof and Purchaser shall, for a period of five (5) business days following receipt of such notice from Purchaser or otherwise becoming aware of such proceeding or intended proceeding, be entitled to terminate this Agreement, in which event the Deposit shall be immediately refunded to Purchaser, and thereupon this Agreement shall be terminated, and the parties hereto shall be relieved of all further obligations and liability under this Agreement (other than the Surviving Covenants). In the event that Purchaser does not elect to terminate this Agreement, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected by reason of such condemnation prior to Closing. In such event, the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement, except that there will be an abatement of the Purchase Price equal to the amount of the net proceeds, less costs and attorney's fees, which are received by Seller by reason of such condemnation prior to Closing. If the condemnation proceeding shall not have been concluded prior to the Closing, then there shall be no abatement of the Purchase Price and Seller shall assign any interest it has in the pending award to Purchaser.

         7.2                     Loss due to Casualty.

         (a) The risk of loss or damage to the Property by fire or other casualty shall be borne by Seller. If damage, loss or destruction of the Property or any part thereof, by fire or other casualty, occurs prior to Closing, Seller shall promptly notify Purchaser of such damage, loss or destruction.

         (b) If the Property is so damaged and the cost to repair such damage, loss or destruction shall be estimated to be less than $250,000, as mutually agreed upon by Purchaser and Seller, then Purchaser shall close the transaction which is the subject of this Agreement with a credit against the Purchase Price equal to the cost of repairing such damage as mutually agreed upon by Seller and Purchaser and Seller shall retain any and all insurance proceeds in connection with such loss or destruction; provided, however, Purchaser shall have the right to elect to terminate this Agreement if, as a result of the damage by fire or other casualty, (i) the Property may not, as a matter of applicable law, be rebuilt substantially as it currently exists and with at least (x) the same number of apartments and (y) the same square footage of floor area of apartments, or (ii) access to the Property from a publicly dedicated street is prevented, and if Purchaser so elects, the Deposit shall be immediately refunded to Purchaser, and thereupon this Agreement shall be terminated and the parties shall hereto shall be relieved of all further obligations and liability under this Agreement (except for the Surviving Covenants).

         (c) If the Property is so damaged and the cost to repair such damage, loss or destruction shall be estimated to be $250,000 or more, as mutually agreed upon by Purchase and Seller, then Seller shall, promptly after
Purchaser's request therefor, deliver to Purchaser a copy of each of the applicable insurance policies covering such fire or other casualty, and Purchaser shall, at its option, elect one of the following:

              (i) To terminate this Agreement, in which event the Deposit shall be returned promptly to Purchaser, and thereupon this Agreement shall terminate, and the parties hereto shall have no further obligations or liability under this Agreement (except for the Surviving Covenants); or

              (ii) To proceed with the Closing and receive (w) a credit against the Purchase Price payable at Closing to the extent of payments received by or on behalf of Seller prior to the Closing under any applicable hazard or other insurance policy in effect with respect to the Property, (x) an assignment of Seller's rights to any payments which may be payable subsequent to the Closing Date under any applicable hazard or other insurance policies in effect with respect to the Property and applicable to the casualty, (y) an assignment of Seller's rights (if any) to payments with respect to rents due subsequent to the Closing Date under any rental insurance policy or policies with respect to the Property, and (z) a credit against the cash balance of the Purchase Price payable at the Closing in an amount equal to the aggregate amount of the deductibles with respect to all hazard or other insurance policies the proceeds of which are being assigned to Purchaser pursuant to the above; provided that the credit given to Purchaser in this
              Section 7.2(c)(ii) shall
              be reduced to the extent Seller has expended any funds for the reasonable costs of repair or restoration of the damage caused by the fire or other casualty; or

              (iii) To close the transaction which is the subject of this Agreement and receive a credit against the Purchase Price in an amount equal to $250,000.

         If the Purchaser elects to exercise the option set forth in 7.2(c)(ii) hereof, then, pending the Closing, any adjustment, compromise or settlement with any insurance company with respect to the casualty shall only be with the joint consent of Purchaser and Seller, and each party agrees to cooperate with the other, without any obligation to initiate any lawsuit, with respect to any payments or awards or rights to payments or awards so assigned to Purchaser.

         (d) If the Property is damaged by fire or other casualty prior to the Closing and Purchaser is not notified by Seller of such damage prior to the Closing, then to the extent that, subsequent to the Closing, Purchaser notifies Seller of such damage, Seller shall, to the extent of the loss of value to the Improvements as a result thereof, (y) promptly deliver to Purchaser a sum equal to the payments theretofore received by or on behalf of Seller under any applicable insurance policy, and (z) assign to Purchaser Seller's rights to any payments which may be payable under any applicable insurance policy and cooperate with Purchaser in connection with any dealings between Purchaser and any applicable insurance company in connection therewith.

         (e) The provisions of this Section 7.2 shall survive the Closing.

                                  Article VIII.
                        Maintenance of the Property, Etc.

         8.1 Maintenance of Property. Between the time of execution of this Agreement and the Closing, Seller shall maintain the Property in good repair, reasonable wear and tear excepted, shall perform all work required to be done under the terms of any Lease or agreement relating to the Property, and shall timely make all repairs, maintenance and replacements of equipment or improvements, the same as though Seller were retaining the Property; except that in the event of a fire or other casualty, damage or loss, Seller shall have no duty to repair said damage. However, Seller may repair any such damage with Purchaser's prior, written approval and may, without Purchaser's approval, repair damage where such repair is necessary in Seller's reasonable opinion to preserve and protect the health and safety of Tenants of the Property or to preserve the Property from imminent risk of further damage or if required to do so by Seller's insurance carrier. Any such emergency repairs shall be reported to Purchaser within forty-eight (48) hours of their completion. During the period prior to the Closing and after the expiration of the Feasibility Period, Seller shall continue to lease the Property in the ordinary course of business, which leases shall be on Seller's standard form lease and for a term of not more than one year or less than six (6) months and otherwise on commercially reasonable terms. Any leases to be entered into other than those within the above parameters shall require Purchaser's prior written consent, not to be unreasonably withheld or delayed.

         8.2 Operations Prior to Closing. Seller agrees that between the expiration of the Feasibility Period and the Closing Date, Seller shall:

              (a) Place any apartments now vacant or becoming vacant at any time on or before the seventh (7th) day before Closing into rentable condition ready for occupancy.

              (b) Afford Purchaser and its representatives full access to the Property and to Seller's books, records and files relating exclusively to the Property, at reasonable times and upon reasonable oral notice, and Seller or its designee shall have the right to accompany Purchaser at such times, which shall include, but not be limited to, the date of the Closing.

              (c) Pay, in the normal course of business, and, in any event, at or prior to Closing, any and all sums due for work, materials or services furnished or otherwise incurred in the ownership and operation of the Property up to the Closing.

              (d) Not grant or transfer or permit the grant or transfer of any interest in the Property including any air and development rights, or any mineral leases or executive rights in connection therewith or any water rights in connection therewith.

              (e) Comply with all governmental requirements applicable to the Property which are being complied with as of the last day of the Feasibility Period;

              (f) Not apply any Tenant's security to the discharge of such Tenant's obligations unless such Tenant has vacated such Tenant's demised premises.

              (g) Promptly advise Purchaser of any litigation or governmental proceeding to which Seller becomes a party affecting the Property. It shall be a condition precedent to Purchaser's obligation to accept title that there shall be no such litigation or proceeding pending at Closing having a potential adverse effect upon the Property or Seller's ability to convey the Property to Purchaser.

              (h) Not permit any alteration, structural modification or additions to the Property, except in the nature of ordinary maintenance and repair, or except as permitted or required under Article VII or
         Section 8.1 above.

              (i) Not create (or agree to create) any exception to or covenant, restriction, easement or other lien on or affecting the Property.

              (j) Terminate, effective prior to the Closing, Seller's property management agreement for the Property.

              (k) Not, without the prior consent of Purchaser, enter into any new Contract, nor amend, modify or terminate any existing Contract, unless on commercially reasonable terms and expressly terminable on 30 days' written notice without penalty.

              (l) Not remove from the Improvements any of the Personal Property listed on Exhibit J annexed hereto, unless same is replaced by Personal Property of a like kind and of equal or higher value.

         8.3 Condition to Closing. As a condition precedent to Purchaser's obligations at Closing, Seller shall have duly performed all covenants and other obligations to be performed by Seller under this Agreement. As a condition precedent to Seller's obligations at Closing, Purchaser shall tender payment of the balance of the Purchase Price pursuant to Article II hereof and execute and deliver those closing documents requiring Purchaser's execution, as set forth herein.

                                   Article IX.
                                     Broker

         Purchaser and Seller represent to each other that they have dealt with no agent or broker who in any way has participated as a procuring cause of the sale of the Property other than Property One, Inc. and CB Commercial (collectively, the "Brokers"). Seller shall pay the commissions of the Brokers in connection herewith. Purchaser and Seller each agree to defend, indemnify and hold harmless the other for any and all judgments, real estate commissions, claims for such commissions, costs of suit, attorneys' fees, and other reasonable expenses which the other may incur by reason of any action or claim against the other by any broker, agent, or finder with whom the indemnifying party has dealt arising out of this Agreement or any subsequent sale of the Property to Purchaser, except for the above-described commissions, which shall be paid by Seller. The provisions of this Article IX shall survive the Closing or any termination of this Agreement.

                                   Article X.
                         Representations and Warranties

         10.1 Limitations on  Representations  and Warranties.  Purchaser hereby agrees and acknowledges as follows, subject to and except for the representations and warranties of Seller set forth in Section 10.2 below:
Neither Seller nor any agent, attorney, employee or representative of Seller has made any representation whatsoever regarding the subject matter of this sale, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or condition of the Property or the capabilities thereof, and that Purchaser, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to whomever made or given, directly or indirectly, orally or in writing, by any individual, firm or corporation. Purchaser agrees to take the Real Property and the Personal Property "as is," as of the date hereof, reasonable wear and tear, and minor damage caused by the removal of any personal property or fixtures not included in this sale, excepted. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY OR THE SUITABILITY THEREOF FOR ANY PURPOSE FOR WHICH PURCHASER MAY DESIRE TO USE IT. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL CONDITION OF THE PROPERTY. PURCHASER, BY ACCEPTANCE OF THE DEED, AGREES THAT IT HAS INSPECTED THE PROPERTY AND ACCEPTS SAME "AS IS" AND "WITH ALL FAULTS".

         Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, to be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that, subject to and except as may be expressly set forth in
Section 10.2 below, Seller makes no representation as to the accuracy or completeness thereof.

         10.2 Representations and Warranties of Seller. In addition to the representations, warranties and covenants contained elsewhere in this Agreement, and notwithstanding the provisions of Section 10.1 hereof, Seller makes the following representations and warranties and covenants and agrees that Purchaser's obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of the date of Seller's execution of this Agreement and as of the date of the Closing:

         (a) Seller and Seller's general partner (in its capacity as such general partner) have the right, power and authority to enter into this Agreement, convey the Property to Purchaser and carry out Seller's obligations hereunder. Each person executing and delivering this Agreement and all documents to be executed and delivered by Seller at the Closing represents and warrants to Purchaser that he has due and proper authority to execute and deliver same. The consummation by Seller of the transaction which is the subject of this Agreement will not conflict with or result in a breach of any of the terms of any agreement or instrument to which Seller is a party or by which Seller is bound or constitute a default thereunder. The Board of Directors of Seller's corporate general partner has authorized and approved of the execution and delivery of this Agreement, the transaction which is the subject of this Agreement, and all documents to be executed and delivered by Seller at the Closing, and no other person's consent is required therefor. No other party has any right to purchase the Property, or any part thereof.
Unlimited survival.

         (b) Seller has received no notice of any existing, pending or, to the best of Seller's knowledge, threatened litigation, administrative proceeding or condemnation or sale in lieu thereof, with respect to Seller or any portion of the Real Property, except as noted on Exhibit G attached hereto.

         (c) Except for those residential Tenants and licensees in possession of the Real Property under written Leases, as shown in the Rent Roll attached hereto as Exhibit H (the "Rent Roll") or (for new Leases entered into after the date of this Agreement) as otherwise permitted under Article VIII of this Agreement, to the best of Seller's knowledge, there are no parties in possession of, or claiming any possession to, any portion of the Real Property as lessees, Tenants at sufferance, licensees, trespassers or otherwise. The Rent Roll is true and accurate as of the date indicated thereon.

         (d) Except for the Hibernia Security Documents (which shall be discharged at the Closing), no rents due under any of the Leases will have been assigned, hypothecated, or encumbered, to any party except to Purchaser pursuant to documents to be released at Closing.

         (e) There are no attachments or executions affecting the Property, general assignments for the benefit of creditors, or voluntary or involuntary bankruptcy, solvency or other debtor's relief proceedings pending or, to the best of Seller's knowledge, threatened against Seller or Seller's general partner. Unlimited survival.

         (f) To the best of Seller's knowledge, the Property does not contain any Hazardous Materials (as hereinafter defined) in violation of any

Environmental Laws (as hereinafter defined) other than as set forth in the reports delivered by Seller to Purchaser pursuant to the provisions of Section
6.1 hereof and any environmental surveys or reports obtained by Purchaser relating to the Property. Further, during the period of Seller's ownership of the Property, Seller has not itself, and, to the best of Seller's knowledge, no prior owner or current or prior tenant or other occupant of all or any part of the Property at any time has, used Hazardous Materials on, from, or affecting the Property in any manner that violates federal, state, or local laws, ordinances, rules, or regulations governing the use, storage, treatment, transportation, generation, or disposal of Hazardous Materials (collectively, the "Environmental Laws"), and to the best of Seller's knowledge no Hazardous Materials have been disposed of on the Property. "Hazardous Materials" shall mean any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, or related materials regulated under any of the Environmental Laws.

         (g) All of Seller's work or other obligations as landlord to be performed pursuant to Leases will be fully performed and paid for before the Closing, other than ordinary apartment maintenance obligations that arise initially on or after the third (3rd) day before the Closing, on condition that the same shall not, in the aggregate, result in a material expense. Nothing in this Section 10.2(g) shall be construed to extend Purchaser's Due Diligence Period with respect to the physical condition of the Property.

         (h) All existing lease commissions incurred by Seller, including commissions with respect to renewals or extensions (whether previously exercised or which may be exercised in the future) or other present or future rental agreements affecting the Property, will be paid in full on or before the Closing. There are no lease commissions which are or may become payable subsequent to the Closing Date by Seller with respect to any leases as a result of the exercise of any option by a Tenant (whether previously exercised or which may be exercised in the future) with respect to any renewal term or for any other reason whatsoever. There are no exclusive or continuing brokerage agreements as to the Property or any of the space at the Property.

         (i) To the best of Seller's knowledge, all of the Contracts which affect the Property are set forth on Exhibit I annexed hereto. None of the Contracts referred to on Exhibit I annexed hereto and as delivered to Purchaser pursuant to the provisions of Section 6.1 hereof have been terminated (except for a Contract which has expired by its terms, if any).

         (j) Seller has no tradenames, trademarks or copyrights used exclusively in connection with or applicable to the Property, other than the Trade Name.

         (k) Seller has initiated no real estate tax protests or proceedings currently affecting the Property, and, to the best of Seller's knowledge, there are no such protests or proceedings initiated by any other party.

         (l) The schedule of Personal Property annexed hereto as Exhibit J contains a correct and complete list of all material Personal Property owned by Seller and located at or used in connection with the operation of the Property. Except for the Hibernia Security Documents (which shall be released as of the Closing), all Personal Property is, and as of the Closing will be, owned by Seller free from encumbrances or liens.

         (m) All work performed or materials furnished up to Closing which are or might become a lien against the Property shall be paid for at or prior to the Closing.

         (n) Seller has not received any written notice which remains outstanding from any governmental body having jurisdiction over the Property as to any violation of any building, fire, environmental, health or other governmental law or ordinance affecting the Property, or any written notice which remains outstanding from any insurance company or inspection or rating bureau stating the existence of any unsatisfied requirements which are a condition to the continuation to any insurance coverage on or with respect to the Property or the continuation thereof at the existing premium rates.

         (o) Seller is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Unlimited survival.

         (p) Seller has not received any notice of any pending or threatened condemnation or similar proceeding or pending public improvements in or adjoining the Property which will in any manner affect the Property.

         (q) Seller has no employees at the Property.

         10.3 Seller's Knowledge.  Whenever the term "to the best of
Seller's knowledge" is used in this Agreement or in any representations and warranties given to Purchaser at Closing, (a) such knowledge shall be the actual knowledge of Julia B. Bazenas, John D. Carey and Steven Jacobs (the
"Key Personnel"), the persons responsible for the asset management of the Property and/or the representatives of Seller's general partner after review of the files of CIGNA Investments, Inc., asset manager of the Property, and inquiry of Seller's on-site property manager, and (b) Seller shall have no duty
to  conduct  any  further  inquiry  in  making  any  such   representations  and
warranties, and no knowledge of any other person shall be imputed to the Key Personnel.

         10.4 Survival.  All representations and warranties contained in Section
10.2 will survive the Closing of this transaction (but only as to the status of facts as they exist as of the Closing, it being understood that Seller makes no representations or warranties which would apply to changes or other matters occurring after the Closing), but shall expire (except for those representations or warranties for which "Unlimited Survival" is expressly stated in Section 10.2) on the date one year from the date of Closing, and no action on such representations and warranties may be commenced after any such expiration.

                                   Article XI.
                               Liability of Seller

         Except as may be provided otherwise in this Agreement, including without limitation (a) the express representations, warranties and covenants of Seller that are provided herein to survive the Closing and (b) the express representations, warranties, covenants and indemnities of Seller provided in the Closing documents (if and when delivered by Seller at Closing), neither Seller nor any independent property manager which Seller has hired to manage the Property shall, by entering into this Agreement, become liable for any costs or expenses incurred by Purchaser subsequent to the date of Closing, including any labor performed on, or materials furnished to, the Real Property, or for any leasing commissions or other fees or commissions due for renewals or extensions of existing leases or otherwise, or for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges thereafter due to any governmental authority, or for any other charges or expenses whatsoever pertaining to the Property or to the ownership, title, possession, use, or occupancy of the Property, whether or not such costs and expenses were incurred pursuant to obligations of Purchaser under this Agreement (including, without limitation, any costs of compliance with presently-existing and future environmental laws, any environmental remediation costs, and any costs of, or awards of damages for, damage to the environment, to natural resources, or to any third party, it being the intent of this Agreement, as between Purchaser and Seller, to shift all such liability to Purchaser, except for any liability of Seller under the provisions of Article X hereof). The provisions of this Article XI shall survive closing.

                                  Article XII.
                                   Assignment

         This Agreement may not be assigned or transferred by Purchaser without prior written consent of Seller, except that Purchaser may assign this Agreement to a wholly-owned subsidiary of the Public Employees Retirement System of Ohio (which subsidiary shall not further assign this Agreement) with notice to, but not the additional consent of, Seller. No assignment shall relieve Purchaser of any of its obligations under this Agreement. In the event of any such permitted assignment, Seller agrees to execute any documents specified by Purchaser to or in the name of Purchaser's assignee and agrees that all surviving representations and warranties of Seller hereunder shall be deemed to run in favor of, and be enforceable by, said assignee as if it were the Purchaser hereunder. Purchaser hereby agrees, for itself and such assignee, that any such assignee shall also be bound to the same extent by all of the surviving obligations, representations, warranties and covenants of Purchaser. The provisions of this Article XII shall survive the Closing.

                                  Article XIII.
                                     Notices

         Except as otherwise provided in this Agreement, any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by the party giving the same or by its attorneys, and shall be deemed to have been properly given and shall be deemed effective upon being (i) personally delivered, or (ii) delivered to a reputable express overnight delivery service with receipt for delivery, with delivery to occur only on a Business Day (as hereinafter defined), or (iii) deposited in the United States mail, postage prepaid, certified with return receipt requested, or (iv) transmitted by facsimile, provided that such facsimile transmission is confirmed within one Business Day thereafter in the manner set forth in either clause (i) or (ii) of this sentence, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given, including without limitation, any applicable cure periods, shall commence on the date of actual receipt thereof. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt, provided that any such attempted delivery occurs on a Business Day. Any such notice, election, demand, request or response shall be addressed as follows:

PURCHASER:TGM Realty Corp. #6
         c/o TGM Associates L.P.
         28th Floor
         650 Fifth Avenue
         New York, NY  10019-6108
         Attn:  Thomas Gochberg
         Facsimile No.: (212) 399-6310

with a simultaneous copy to:
         Bachner, Tally, Polevoy & Misher LLP
         380 Madison Avenue
         New York, NY  10011-2590
         Attn:  Alan E. Linder, Esq.
         Facsimile No.: (212) 682-5729

SELLER:  Connecticut General Realty Investors III
           Limited Partnership
         c/o CIGNA Investments, Inc.
         900 Cottage Grove Road
         Hartford, CT  06152-2311
         Attn: Steven Jacobs and Julia Bazenas
               Asset Management, S-311
         Facsimile No.: (860) 726-4166
with a simultaneous copy to:
         CIGNA Corporation
         Investment Law Department
         Mortgage and Real Estate Group, S-215A
         900 Cottage Grove Road
         Hartford, CT
         06152-2215
         Attn:Maribeth P. Welch, Esq.and Denise Sabotka
         Facsimile No.: (860) 726-8446

TITLE COMPANY:
         Chicago Title Insurance Company
         1211 Avenue of the Americas
         New York, New York 10036
         Attn: Kevin Campbell
         Facsimile No.: (212) 840-9425


                                  Article XIV.
                                    Expenses

         Seller shall pay its own attorney's fees, the cost of the Survey, and one-half of the Title Company's escrow fee (if any, subject to 15.6 hereof), notwithstanding any local practice to the contrary. Purchaser shall pay Purchaser's attorneys' fees and expenses, the cost of the Title Policy, recording charges, sales or conveyance taxes, and one-half of the Title Company's escrow fee (if any, subject to 15.6 hereof), notwithstanding any local practice to the contrary. All other escrow and closing costs shall be allocated to and paid by Seller and Purchaser in accordance with the manner in which such costs are customarily borne by such parties in sales of similar property in the Parish in which the Property is located.

                                   Article XV
                                     Escrow

              15.1 The Title Company hereby confirms that its wire transfer instructions are as follows:


Citibank, N.A.
399 Park Avenue
New York, NY 10022

ABA# 021-000-089
Chicago Title Insurance Company
1211 Avenue of the Americas
New York, NY 10036

National Special Deposit
Account #4054-9188
Telephone Advise Upon Receipt
Kevin Campbell
(212) 789-6618


              15.2 The parties hereto have mutually requested that the Title Company act as escrow agent for the purpose of holding the Deposit in accordance with the terms of this Agreement. The Deposit shall be held by the Title Company until the earlier of (y) the Closing, or (z) such time as Seller or Purchaser may be entitled to the Deposit in accordance with this Agreement, at which time the Title Company shall remit the Deposit to the party entitled thereto in accordance with this Agreement.

              15.3 The Deposit shall be deposited by the Title Company in an interest-bearing account with Citibank N.A.

              15.4 The Deposit shall be released or delivered to the party entitled thereto pursuant to this Agreement at the earlier to occur of the following events: (i) to Purchaser if Purchaser elects to terminate this Agreement pursuant to any rights of Purchaser to do so as set forth in this Agreement; (ii) with reasonable promptness after the Title Company shall have received notice from Seller and Purchaser, according to such notice (and Seller and Purchaser hereby agree to act in good faith in authorizing such release to the appropriate party as provided by this Agreement); (iii) at the Closing, at which time the Deposit shall be paid to Seller and applied to the Purchase Price as provided herein; or (iv) the receipt by the Title Company of a written notice from either Seller or Purchaser stating that an event has occurred under this Agreement entitling the party delivering such notice to the Deposit, whereupon the Title Company shall deliver written notice (the "Default Notice") thereof to the other party and, unless such other party shall have delivered a written notice of objection to the Title Company within ten (10) days following receipt by such other party of the Default Notice, the Title Company shall deliver the Deposit to the party initially requesting the Deposit. .

              15.5 (a) The Title Company is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same. The Title Company shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor. For purposes of this Article XV, (i) notices given by Alan E. Linder, Esq. of Bachner, Tally, Polevoy & Misher LLP, as counsel to and on behalf of Purchaser, shall be deemed given by Purchaser, and (ii) notices given by an officer of CIGNA Investments, Inc., a staff attorney for CIGNA Corporation, or by Julian Good, Esq. Of Lemle & Kelleher, as counsel of Seller, shall be deemed given by Seller.

                  (b) The Title Company shall not at any time be held liable for actions taken or omitted to be taken in good faith and without negligence. Seller and Purchaser agree to save and hold the Title Company harmless and indemnify the Title Company from any loss and from any claims or demands arising out of its actions hereunder other than any claims or demands arising from the Title Company's negligence.
                  (c) It is further understood by Seller and Purchaser that if, as a result of any disagreement between them or adverse demands and claims being made by any of them upon the Title Company, or if the Title Company otherwise shall become involved in litigation with respect to this Agreement, the Title Company may deposit the Deposit with a court of competent jurisdiction and/or in accordance with the order of a court of competent jurisdiction and in any such event, Seller and Purchaser agree that they, jointly and severally, are and shall be liable to the Title Company and shall reimburse the Title Company on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of any such litigation. Seller and Purchaser agree between themselves that each shall be responsible to advance one-half of all amounts due the Title Company hereunder, provided that any such advance by Seller or Purchaser as a result of any dispute or litigation between them shall be without prejudice to its right to recover such amount as damages from the breaching party.

              (d) In taking or omitting to take any action whatsoever hereunder, the Title Company shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall the Title Company be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of negligence or bad faith. The Title Company may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without negligence in accordance with the advice of such counsel.

              15.6 The Title Company hereby agrees to charge a premium of $14,087.40 for the Title Policy for a purchase price of $9,800,000 without additional charges for the endorsements attached thereto or otherwise. The Title Company shall not charge any title search or examination fees or fees in connection with its duties as escrow agent in connection with this Agreement.

              15.7 Upon the satisfaction of the mutual obligations of the parties hereunder, the Title Company shall record all appropriate instruments delivered to it at the Closing.

              15.8 The Title Company hereby agrees to serve as. the "real estate reporting person" (as such term is defined in Section 6045(e) of the Code). This Agreement shall constitute a designation agreement, the name and address of the transferor and transferee of the transaction contemplated hereby as well as the name and address of the Title Company appear in Article XIII hereof, and Seller, Purchaser and the Title Company agree to retain a copy of this Agreement for a period of four (4) years following the end of the calendar year in which the Closing occurs. The provisions of this Section 15.8 shall survive the Closing or the termination of this Agreement.


                                  Article XVI.
                                  Miscellaneous

         16.1 Successors and Assigns. All the terms and conditions of this Agreement shall also inure to the benefit of and are hereby made binding upon the successors and permitted assigns of both parties hereto.

         16.2 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

         16.3 Captions; References to Article, Etc. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof. References in this Agreement to "Article", "Section", "Exhibit" and the like shall, unless provided otherwise, be deemed to be references to such Article, Section, Exhibit or the like in this Agreement.

         16.4 Construction. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provisions.

         16.5 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party. Without limitation to the generality of the preceding sentence, that certain letter of intent dated August 27, 1997, as amended by letter dated September 26, 1997, between Seller and Purchaser is superseded and replaced in its entirety by this Agreement and is of no further force or effect.

         16.6 Recording. The parties agree that this Agreement shall not be recorded. If Purchaser causes this Agreement or any notice or memorandum thereof to be recorded, this Agreement shall be null and void at the option of the Seller.

         16.7 No Continuance. Purchaser acknowledges that there shall be no assignment, transfer or continuance of any of Seller's insurance coverage or of the property management contract.

         16.8  Time of Essence.  Time is of the essence in this transaction.

         16.9 Original Document. This Agreement may be executed by both parties in counterparts in which event each shall be deemed an original and all shall be deemed to be one and the same instrument.

         16.10 Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser hereunder, shall be determined and enforced in accordance with the laws of the State of Louisiana.

         16.11 Acceptance of Offer. This Agreement constitutes Seller's offer to sell to Purchaser on the terms set forth herein and must be accepted by Purchaser by signing five (5) copies hereof, and by delivering two (2) copies, fully executed by Purchaser and the Title Company, to Seller on or before 5:00 p.m. EST on October 23, 1997, together with the Title Company's written acknowledgment (which may be by fax to Seller) of receipt of the Additional Deposit. If Purchaser has not so accepted this Agreement by such date, then this Agreement and the offer represented hereby shall automatically be revoked and shall be of no further force or effect.

         16.12 Confidentiality. Purchaser and Seller agree that all documents and information concerning the Property delivered to Purchaser, the subject matter of this Agreement, and all negotiations will remain confidential. Purchaser and Seller will disclose such information only to those parties required to know it, including, without limitation, employees of either of the parties, consultants and attorneys engaged by either of the parties, and prospective or existing investors and lenders.

         16.13 Surviving Covenants. Notwithstanding any provisions hereof to the contrary, the provisions of the second paragraph of Section 6.2, Article IX,
Section 3.2, and Section 16.12 hereof and any other provision hereof which expressly states that it shall survive the termination of this Agreement (collectively, the "Surviving Covenants") shall survive, as applicable, any termination of this Agreement.

         16.14 No Oral Modification or Waiver. This Agreement cannot be changed, modified, discharged or terminated by any oral agreement or any other agreement and there cannot be any waiver of the warranties, representations and covenants expressly contained in this Agreement (except to the extent, if any, that this Agreement expressly provides that a warranty, representation or covenant shall be deemed waived), unless the same is in writing and signed by the party against whom enforcement of the change, modification, discharge, termination or waiver is sought.

         16.15 Invalidity of Part Does Not Impair Whole. If any term or provision of this Agreement, or any part of such term or provision, or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision or remainder thereof to persons or circumstances other than those as to which it is held invalid and unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         16.16 Exhibits. All Exhibits which are annexed to this Agreement are part of this Agreement and are incorporated herein by reference.

         16.17 No Third-Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the parties to this Agreement and their permitted successors and assigns and shall not give rise to any rights by or on behalf of anyone other than such parties.

         16.18 Litigation. If any litigation arises under this Agreement, the prevailing party (which term shall mean the party which obtains substantially all of the relief sought by such party) shall be entitled to recover, as a



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part of its judgment, reasonable attorneys' fees, court costs and expert witness fees.

         16.19 Further Assurances. Seller will, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction which is the subject of this Agreement, in accordance with this Agreement. All such documents and instruments shall be satisfactory to the respective attorneys for Purchaser and Seller. The provisions of this Section shall survive the Closing.

         16.20 Business Days. If the date for performance of any act pursuant to this Agreement is not a Business Day, then such act shall be performed on the next succeeding Business Day. The term "Business Days' shall mean all days, except Saturdays, Sundays and all days observed by the Federal Government as legal holidays and shall also exclude October 2, 1997.

         This Agreement is executed on the dates indicated below and effective as of the date first written above.

                                   PURCHASER:

                                   TGM REALTY CORP. #6, a Delaware
                                   corporation


Date: October 22, 1997             By:    /s/ Thomas Gochberg
      ---------------------               -------------------
                                          Name:     Thomas Gochberg
                                          Title:    President



                                   SELLER:

                                   CONNECTICUT GENERAL REALTY INVESTORS III
                                   LIMITED PARTNERSHIP, a Connecticut limited partnership


                                   By:    CIGNA Realty Resources, Inc. - Fifth,
                                          general partner


Date: October 21, 1997             By:     /s/ John D. Carey
      ---------------------                -----------------
                                           Name:         John D. Carey
                                           Title:        President



                                 TITLE COMPANY:


                                 CHICAGO TITLE INSURANCE COMPANY


Date: October 22, 1997             By:    /s/ Kevin Campbell
      ---------------------               ------------------
                                          Name:          Kevin Campbell
                                          Title:         Authorized Signatory




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